SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Dynamics Research Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYNAMICS RESEARCH CORPORATION

60 Frontage Road

Andover, Massachusetts 01810

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2003

To the Stockholders:

The Annual Meeting of the stockholders of Dynamics Research Corporation will be held at 2:00 p.m. on Wednesday, May 14, 2003 at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116, for the following purposes:

1.	To fix the number of directors for the ensuing year and to elect the Class I Directors.

2.	To approve the company’s 2003 Incentive Plan.

3.	To consider and act upon such other matters as may properly come before the meeting.

Only stockholders of record at the close of business on March 24, 2003 will be entitled to receive notice of and to vote at the meeting.

By order of the Board of Directors,

Richard A. Covel

Clerk

April 11, 2003

IMPORTANT

All stockholders are urged to complete and mail the enclosed proxy promptly whether or not you plan to attend the meeting in person. The enclosed envelope requires no postage if mailed in the U.S.A. or Canada. Stockholders attending the meeting may revoke their proxies and personally vote on all matters that are considered. It is important that your shares be voted.

DYNAMICS RESEARCH CORPORATION

60 Frontage Road

Andover, Massachusetts 01810

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD May 14, 2003

GENERAL

The accompanying proxy is solicited by the Board of Directors of Dynamics Research Corporation (the “company”) to be voted at the 2003 Annual Meeting of Stockholders to be held on May 14, 2003.

Shares represented by proxies in the accompanying form, if properly executed and returned and not revoked, will be voted at the Annual Meeting. To be voted, proxies must be filed with the Clerk prior to voting. The authority granted by an executed proxy may be revoked at any time before it is exercised by filing with the Clerk of the company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Proxies will be voted as specified by the stockholders. If no specification is made, the proxy will be voted for the election of the Class I directors and for approval of the company’s 2003 Incentive Plan.

Stockholders of record at the close of business on March 24, 2003 are entitled to notice of and to vote at the Annual Meeting. There were 8,101,604 shares of common stock, $.10 par value per share, outstanding as of that date, each entitled to one vote.

This proxy statement and the enclosed proxy are being mailed to stockholders on or about the date of the Notice of Annual Meeting.

The cost of solicitation of proxies will be borne by the company. Employees of the company may also solicit proxies by mail, telephone or personal interview.

QUORUM REQUIREMENT

Consistent with state law and under the company’s by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the company to act as election inspectors for the meeting.

If a quorum is present, the nominees for election as Class I directors at the Annual Meeting shall be elected by a plurality of the votes properly cast for the election of directors at the Annual Meeting and a majority of the votes cast shall be required to approve the company’s 2003 Incentive Plan.

The election inspectors will count shares represented by proxies that withhold authority to vote for either proposal or that reflect abstentions and “broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) only as shares that are present and entitled to vote on the proposal for purposes of determining a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on such proposal.

PRINCIPAL STOCKHOLDERS

Common Stock Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of the common stock of the company as of March 24, 2003 by (i) persons or groups known to the company to be the beneficial owner of more than 5% of its outstanding common stock, based on filings with the Securities and Exchange Commission, (ii) each director and each executive officer listed in the Summary Compensation Table below and (iii) all directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole investment and voting power with respect to their shares.

Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
John S. Anderegg, Jr.	808,798	(3)	10.0
James P. Regan	237,280		2.9
Francis J. Aguilar	68,335	(4)	*
Kenneth F. Kames	21,200		*
Charles P. McCausland	—		—
James P. Mullins	29,960		*
Richard A. Covel	25,789		*
Chester Ju	153,701		1.9
David Keleher	49,729		*
John L. Wilkinson	27,922		*
All directors and executive officers as a group (10 persons)	1,422,714		16.7
Barclays Global Investors (5) NA 45 Fremont Street San Francisco, CA 94105	436,307		5.4
Kennedy Capital Management, Inc (6) 10829 Olive Blvd St. Louis, MO 63141	1,057,600		13.1

*	Less than 1% of the outstanding shares of common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Dynamics Research Corporation, 60 Frontage Road, Andover, MA 01810.
(2)	Includes options to acquire shares which are currently exercisable or exercisable within 60 days of March 24, 2003: Mr. Regan, 204,280 shares; Dr. Aguilar, 11,534 shares; Mr. Kames, 19,200 shares; General Mullins, 22,320 shares; Mr. Covel, 13,334 shares; Mr. Ju, 94,600 shares; Mr. Keleher, 30,000; Mr. Wilkinson, 13,920 shares.
(3)	Includes 58,300 shares held by Mr. Anderegg as custodian for his children, 84,902 shares held in the estate of his deceased spouse, of which Mr. Anderegg is executor, and 8,720 shares held by his current spouse, as to all of which he disclaims beneficial ownership.
(4)	Includes 11,659 shares held in a pension plan over which Dr. Aguilar has sole voting and investment power.

(5)	Barclays Global Investors, NA (“Barclays”), a registered investment advisor, is deemed to have beneficial ownership of 436,307 shares, all of which shares are owned by investment companies and their investment vehicles for which Barclays serves as investment advisor and investment manager. Barclays disclaims beneficial ownership of all such shares.
(6)	Kennedy Capital Management, Inc. (“Kennedy”), a registered investment advisor, is deemed to have beneficial ownership of 1,057,600 shares, all of which shares are owned by investment companies and their investment vehicles for which Kennedy serves as investment advisor and investment manager. Kennedy disclaims beneficial ownership of all such shares.

Proposal 1

ELECTION OF DIRECTORS

The Board of Directors of the company is classified into three classes, as nearly equal in number as possible, having staggered terms of three years each with the term of office of one class expiring each year. The enclosed proxy will be voted to fix the number of directors at six and to elect the persons named below, unless otherwise instructed, as Class I directors for a term of three years expiring at the 2006 Annual Meeting of Stockholders, or until their respective successors are elected and qualified. The Board has no reason to expect that the nominees will be unavailable to serve, however if the nominees should become unavailable, proxies will be voted for a substitute nominee designated by the Board of Directors or to fix the number of directors at a lesser number, unless instructions are given to the contrary.

The Board of Directors recommends a vote “FOR” the election of Lieutenant General Charles P. McCausland and General James P. Mullins.

Name	Age	Principal Occupation	Year First Elected A Director

Nominees as Class I Directors—Term Expiring in 2006
Lieutenant General Charles P. McCausland (U.S.A.F. retired)	67	Retired since 1992. Served in the United States Air Force from 1957 to 1992, most recently as Director of the Defense Logistics Agency.	2003
General James P. Mullins (U.S.A.F., retired)	74	Executive Consultant since 1985. Served in the United States Air Force from 1946 until his retirement in 1984.	1991

Continuing Class II Directors—Terms Expiring in 2004
Francis J. Aguilar	70	Professor of Business Administration, Emeritus since 1996. Harvard University Graduate School of Business Administration. Executive Director of Management Education Alliance – A non-profit organization dedicated to improving business education for Afro-Americans and Hispanic Americans since 1995.	1987
John S. Anderegg, Jr.	79	Chairman, Emeritus of the company since April 2001. Chairman of the company from 1995 until April 2001.	1955

Name	Age	Principal Occupation	Year First Elected A Director

Continuing Class III Directors—Terms Expiring in 2005
Kenneth F. Kames	68	Retired. Vice President, New Business Development of The Gillette Company from 1968 to 1999.	1997
James P. Regan	62	President and Chief Executive Officer of the company since November 1999. Chairman since April 2001. President and Chief Executive Officer of CVSI, Inc., an international information technology solutions and services company from 1997 to October 1999, and senior vice president of Litton PRC, Information Business unit, a company offering systems development, deployment and support services from 1992 to 1996.	1999

The principal occupation of the above nominees and continuing directors is that set forth above for the past five years.

The Board appointed Lieutenant General McCausland as a director on February 19, 2003 to fill a vacancy on the Board.

Dr. Aguilar is a director of Bowater, Inc. Mr. Anderegg is a director of Ivy and MacKenzie Mutual Funds. Mr. Kames is a director of LAU Defense Systems, LLC, and Boston Rheology, LLC. Lieutenant General McCausland is member of the advisory board, Franklin Program in Transportation and Distribution Management, Syracuse University. He is a Director and President of the Ontario County Chapter, Association for Retarded Children and a Trustee of the Finger Lakes Community College, both in Canandaigua, New York.

Board Meetings and Committees

The Board of Directors (the “Board”) has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board of Directors held ten meetings during 2002.

The Audit Committee reviews with the independent auditors the financial statements and reports issued by the company, reviews the company’s internal accounting procedures, controls and programs and is responsible for selecting and engaging the company’s independent auditors. The Audit Committee operates under a written charter which was initially adopted by the Board of Directors on April 25, 2000 and was amended by the Board of Directors on December 10, 2002 and further amended on March 28, 2003. A copy of the Audit Committee Charter, as amended, is attached to this proxy statement as Annex A. The current members of the Audit Committee are Mr. Kames, Lieutenant General McCausland and General Mullins, although, Lieutenant General McCausland was not appointed to the Audit Committee until February 19, 2003. The Audit Committee held ten meetings during 2002.

The Compensation Committee is responsible for determining the compensation for the Chief Executive Officer and the company’s other executive officers and for administering the company’s various stock option and other incentive plans and determining distributions and granting awards under such plans. The current members of the Compensation Committee are Dr. Aguilar and General Mullins.

The Nominating and Governance Committee recommends to the Board of Directors nominees for the Board of Directors as well as for the Board committees, reports annually to the Board on succession planning, leads the Board in its annual review of the Board’s performance and recommends to the Board on an ongoing basis the corporate governance guidelines applicable to the company. The Nominating and Governance Committee was appointed by the Board of Directors in December 2002 and did not hold any meetings in 2002. The current members of the Nominating and Governance Committee are Dr. Aguilar, Mr. Kames and General Mullins.

In 2002, all directors attended 100% of the meetings of the Board of Directors, except Mr. Joyce who attended 88% of the meetings of the Board of Directors during the time that he served. All directors attended 100% of the meetings of the Committees on which they serve, except Mr. Joyce who attended 88% of the Audit Committee meetings during the time that he served. Mr. Joyce resigned from the Board of Directors and from the Audit Committee and Compensation Committee on October 25, 2002 when he accepted a senior position with a potential business competitor to the company. There were two Board of Directors meetings and one Audit Committee meeting held after Mr. Joyce’s resignation.

Compensation of Directors

Directors who are not employees of the company receive an annual fee of $20,000. No additional compensation is paid to those directors who serve on a committee of the Board of Directors.

The company has a deferred compensation plan under which non-employee directors may elect to defer their directors’ fees. Amounts deferred for each participant are credited to a separate account, and interest at the lowest rate at which the company borrowed money during each quarter or, if there was no such borrowing, at the prime rate, is credited to such account quarterly. The balance in a participant’s account is payable in a lump sum or in installments when the participant ceases to be a director. Effective July 26, 2001, Dr. Aguilar converted his deferred compensation balance into 23,577 shares of restricted stock of the company, having an aggregate value of $262,176.

Under the 1995 Stock Option Plan for Non-Employee Directors, each director who is not an employee of the company is granted an initial grant of an option to purchase 5,000 shares of common stock and an annual grant of an option to purchase 1,000 shares, each at an exercise price equal to the fair market value on the date of grant. All options granted under this plan become exercisable in three equal installments on each of the first, second and third anniversaries of the date of grant. In 2002, the non-employee directors entitled to grants under this plan consented to forego their rights to such grants and accordingly, no shares were granted under this plan in 2002.

The 2000 Incentive Plan allows the company to grant incentive stock options, non-qualified stock options, stock appreciation rights, awards of nontransferable shares of restricted common stock and deferred grants of common stock up to a total of 1.5 million shares to directors or key employees of the company. In the case of incentive stock options, the option price may not be less than the fair market value of the stock at the date of grant. The option period may not exceed 10 years from the date of grant.

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by the Chairman and Chief Executive Officer and four of the company’s other most highly paid executive officers who earned salary and bonus in excess of $100,000 for the year ended December 31, 2002 (the “named executive officers”) for services rendered during 2002, 2001 and 2000.

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)		Shares Underlying Options (#)	All Other Compensation ($)(2)
James P. Regan Chairman & Chief Executive Officer	2002 2001 2000	350,000 320,000 300,000	— 400,000 300,000	59,700 223,500 —	(3) (4)	— 225,000 5,350	2,750 2,550 340,553	(5)

Richard A. Covel (6) Vice President & General Counsel	2002 2001 2000	176,800 170,000 9,113	— 38,833 —	19,900 89,400 —	(3) (4)	— 50,000 20,000	3,226 1,798 —

Chester Ju Vice President & General Manager, Precision Manufacturing Group	2002 2001 2000	191,984 184,600 175,000	— 38,885 54,842	4,975 62,580 —	(3) (4)	— 45,000 —	3,140 2,550 2,550

David Keleher (7) Vice President & Chief Financial Officer	2002 2001 2000	220,500 210,000 181,586	— 100,000 100,000	29,850 134,100 —	(3) (4)	— 60,000 30,000	2,750 2,550 2,550

John L. Wilkinson Vice President & General Manager, Human Resources	2002 2001 2000	174,720 168,000 160,000	— 46,052 43,502	9,950 62,580 —	(3) (4)	— 45,000 —	3,534 2,550 2,550

(1)	Mr. Regan informed the Compensation Committee prior to their determination of cash bonuses for the 2002 fiscal year that he would forgo any cash bonus for 2002 and, upon Mr. Regan’s recommendation, the Compensation Committee decided not to award any cash bonuses to the executive officers, so that additional funds would be available for cash bonuses for non-executive employees.
(2)	Consists of employer’s match for 401(k) plan.
(3)	Amounts for 2002 are calculated based upon 6,000, 2,000, 500, 3,000 and 1,000 shares of restricted stock granted each of Messrs. Regan, Covel, Ju, Keleher and Wilkinson, respectively, on February 19, 2003, using the closing market price for the company’s common stock on that date of $9.95 per share.
(4)	Amounts for 2001 are calculated based upon 25,000, 10,000, 7,000, 15,000 and 7,000 shares of restricted stock granted each of Messrs. Regan, Covel, Ju, Keleher and Wilkinson, respectively, on May 31, 2001, using the closing market price for the company’s common stock on that date of $8.94 per share.
(5)	Consists of employer’s match for 401(k) plan of $2,550 and relocation expenses of $338,003.
(6)	Mr. Covel joined the company as Vice President and General Counsel in December 2000.
(7)	Mr. Keleher joined the company as Vice President and Chief Financial Officer in January 2000.

Option Grants in Last Fiscal Year

There were no grants of stock options made during the fiscal year ended December 31, 2002 to any of the executive officers named in the Summary Compensation Table above.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table presents the value of unexercised options held by the named executive officers on December 31, 2002.

	Options Exercised in 2002		Number of Shares Underlying Unexercised Options at 12/31/02(#)	Value of Unexercised In-the-Money Options at 12/31/02($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/(E) Unexercisable(U)	Exercisable/(E) Unexercisable(U)
James P. Regan	— —	— —	204,280E 276,070U	1,938,118E — U
Richard A. Covel	—	—	13,334E 56,666U	76,804E — U
Chester Ju	—	—	94,600E 45,000U	781,602E — U
David Keleher	—	—	20,000E 70,000U	80,200E — U
John L. Wilkinson	—	—	13,920E 45,000U	110,269E — U

(1)	Based on market value at December 31, 2002 of $14.01 per share less respective exercise prices.

Pension Plan

In February 2002, the Board of Directors approved specific retirement program changes that limit future increases in benefits under the company’s defined benefit Pension Plan (the “Pension Plan”), froze membership in the Pension Plan and provided for improvements to the company’s 401(k) Plan. Actual changes to the company’s Pension Plan and 401(k) Plan were effective July 1, 2002.

The following table sets forth the annual benefits payable as a life annuity which would be payable under the company’s noncontributory Pension Plan at normal retirement at age 65 to participants having the years of service and average annual earnings as indicated in the table, assuming all such participants attained age 65 in 2002:

PENSION PLAN TABLE

	Estimated Annual Benefit For Indicated Years of Service
Average Annual Earnings	15	20	25	30 or more
$100,000	$16,154	$21,538	$26,923	$32,307
$125,000	$21,154	$28,205	$35,256	$42,307
$150,000	$26,154	$34,871	$43,589	$52,307
$200,000*	$30,153	$48,204	$60,255	$72,306

*	The maximum Plan Compensation for 2002 is $200,000.

As of March 24, 2003, Messrs. Ju, Wilkinson, Regan, Keleher and Covel had 22, 21, 3, 3 and 2 years of service, respectively, for purposes of the Pension Plan.

All employees of the company, including the individuals named in the compensation table above, who completed a year of service prior to July 1, 2002, have earned a benefit under the Pension Plan. On July 1, 2002, the company calculated the accrued pension benefit for all eligible participants. This benefit was calculated using an employee’s final average pay and years of service. The amount of annual retirement benefit as of June 30, 2002, was determined by a formula which multiplied years of service by the product of .683% of the average of the participant’s five highest consecutive years of compensation in the last ten years worked (or actual number of years is less than 5 years) plus .65% of such average annual earnings which exceed Social Security covered compensation, but not less than (a) $60 multiplied by his or her years of service or (b) the benefit which had accrued as of December 31, 1987 under the company’s prior retirement program. The benefits listed in the Pension Plan Table include an offset for Social Security. This accrued benefit will increase by 3% each year while an employee is working at the company. The 3% increase will be applied on the last business day of each year beginning in 2003. Employees must be actively employed on the last day of the year to receive this increase.

Employment Contracts and Change in Control Arrangements

The company has a severance agreement with Mr. Anderegg. Under this agreement, the company agrees to pay severance benefits to Mr. Anderegg if his employment is terminated for any reason other than for cause (as defined in the agreement) or if Mr. Anderegg terminates his employment as a result of a specified justification, within two years following a change of control of the company. Under the agreement, Mr. Anderegg is entitled to a severance payment equal to 299% of his average annual base salary and bonus for the two calendar years immediately prior to a change and certain other benefits, including the acceleration of outstanding stock options, and continued participation for up to three years in life, accident, medical, health and other similar plans and programs in which he participated prior to the change in control. At the option of Mr. Anderegg, the payments or benefits payable under the agreement may be decreased to the extent necessary to avoid any excise taxes payable as a result of the severance benefits. Such severance payments would not be reduced for compensation received by Mr. Anderegg from any new employment.

The company has an employment agreement with Mr. Regan providing for his full-time employment as president, chief executive officer and a director at an initial base salary of $300,000 per year. Mr. Regan is eligible for an annual incentive bonus of up to 75% of his base salary. The agreement precludes Mr. Regan from competing with the company for one year after the cessation of his employment. The agreement may be terminated by either party on six month’s notice. If Mr. Regan’s employment is terminated by the company other than for cause or by Mr. Regan with good reason (unless he is covered by the change of control agreement described below), the company will continue to pay Mr. Regan’s base salary and to provide his health and life insurance for twelve months, and all of his options will vest and remain exercisable for one year.

The company’s change of control agreement with Mr. Regan provides him with benefits if his employment with the company is terminated, other than for cause or his disability or death, or if he resigns for good reason within 24 months of any change of control of the company. Upon such a termination, (i) the company will pay Mr. Regan an amount equal to two times his annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus his target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; (ii) any stock, stock option or other awards will immediately vest and remain exercisable for the lesser of four years or their original term; and (iii) the company will continue to insure Mr. Regan and his dependents in the company’s life and medical insurance plans for up to two years after termination or the date Mr. Regan is eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. If any payment or benefit provided by the company under the agreement will be subject to an excise tax under Section 4999 of the Internal Revenue Code, the company will provide Mr. Regan with a payment to cover such tax.

Pursuant to the Dynamics Research Corporation Special Severance Plan, Messrs. Keleher, Covel, and Wilkinson would each be provided with benefits if their employment with the company is terminated, other than for cause or their disability or death, or if they resign for good reason within 24 months of any change of control of the company. Upon such a termination, (i) the company will pay Mr. Keleher eighteen months, and Mr. Covel and Mr. Wilkinson twelve months of their current annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus their target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; and (ii) the company will continue to provide the company’s life and medical insurance plans or similar coverage for the same term as their severance pay term after termination or until the date they become eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. The change of control agreements terminate on January 1, 2004 or on the second anniversary of a change of control.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors administers the company’s executive management compensation program. The committee is responsible for determining the compensation and benefits for the chief executive officer and the company’s other executive officers and for reviewing the design and effectiveness of executive compensation policies. The committee is also responsible for administering and for determining distributions and granting awards under the company’s various stock option and other incentive plans. The committee is currently comprised of Dr. Francis J. Aguilar and General James P. Mullins. General Mullins was appointed to the committee in February 2003 to replace Mr. Joyce who resigned in October 2002. There currently exists one vacancy on the committee. Dr. Aguilar and General Mullins are each independent non-employee directors and there are no interlocking relationships as defined by the Securities and Exchange Commission. The committee operates under a written charter which was adopted in December 2002 and meets formally and consults informally during the year.

Compensation Philosophy and Objectives

The company’s executive compensation program consists of base salary, annual cash incentives and long-term incentives comprised of stock options and restricted stock. The program’s objectives are fourfold:

•	Provide base and variable compensation that enables the company to attract and retain key executives.
•	Provide executive officers with total direct remuneration that is competitive with similarly sized companies of comparable performance.
•	Reward executives for outstanding achievements that benefit the company.
•	Align the interests of the company’s executives with the long-term interests of shareholders.

The executive compensation program provides an overall level of compensation opportunity that the Compensation Committee believes to be competitive with other companies of comparable size and scope. Actual compensation will vary with annual and long-term company performance, as well as individual performance and longevity; hence, it may be greater or less than actual compensation at other companies. The committee uses its discretion to define and recommend to the Board of Directors executive compensation at levels that, in its judgment, are warranted by external or internal factors as well as an executive’s individual circumstances. In arriving at what it considers appropriate levels and components of compensation, the Compensation Committee utilizes industry compensation data provided by nationally recognized information sources.

Executive Compensation Program Components

The particular elements of the compensation program are discussed more fully below.

Base Salary.    The committee maintains executive base salary levels that are competitive with other companies of comparable size and scope in similar industries.

Base salaries of executives are determined by using the following factors:

•	Potential impact of the individual on the company and its performance.
•	Salaries paid by other companies for equivalent positions in similar industries.
•	Individual performance against pre-determined goals established by the committee.
•	Overall performance of the company.

Annual Cash Incentives.    The Compensation Committee may recommend cash incentives as a means of rewarding executives for significant company and individual performance. The cash incentive is designed to encourage and reward performance over and above any merit increase received and, to the extent warranted by performance, maintain employee total compensation in line with internal and external peer groups. The principal vehicle for executive cash bonuses is the Executive Incentive Plan (EIP). The EIP provides for year-end incentive payments that are tied to measures assessing and reflecting performance of the corporation, the executive, and his or her business group. EIP measurement is built into objectives that are established and agreed to at the beginning of the year. Performance against these objectives provides a basis for reward determination. Upon Mr. Regan’s recommendation, the Compensation Committee decided not to award any cash bonuses to the executive officers in 2002, so that additional funds would be available for cash bonuses for non-executive employees.

Long-Term Incentives.    Long-term incentives are provided in the form of stock options and restricted stock. The Compensation Committee and the Board of Directors believe that management ownership of a significant equity interest in the company aligns the long-term interests of management with the company’s shareholders and is an important incentive and contributing factor toward building shareholder value.

Stock options are granted at the market value of the common stock on the date of grant. The value received by the executive from a stock option grant depends on changes in the market price of the company’s common stock during the term of the option. Consequently, the value realized from stock options is proportionate to the incremental changes in shareholder value over the same time period as the stock vesting schedule.

Restricted stock grants represent awards of the company’s common stock with specific vesting restrictions (e.g., continuous employment for a specified period of time). The shares of restricted stock that have been issued prior to 2002 vest in seven (7) years from the date of grant, subject to acceleration based on actual performance relative to income per share and sales growth targets. Shares of restricted stock granted in 2002 fully vest in two years. Until the restrictions are satisfied and the employee takes full ownership of the shares of stock, no dividends are paid, nor is the employee entitled to vote the shares. Restricted stock ties rewards of executives to increasing value of company stock while serving as a tool to retain key executive talent.

Grants of stock options and restricted stock are determined by the Compensation Committee at its discretion based both upon each executive’s actual contribution to the company’s current performance and his or her expected contribution toward meeting the company’s long-term financial and strategic goals.

CEO Compensation

Mr. Regan joined the company as Chief Executive Officer in November of 1999. In determining his compensation for 2002, the Committee took into consideration the above-described compensation philosophy and information with respect to chief executive compensation for companies of comparable size in similar industries, as well as the company’s performance in 2002 in the following key areas: the successful completion of two strategic acquisitions, the success rate in winning back significant contracts and task orders that were re-competed in 2002, the company’s favorable turn-around performance, and the overall financial condition of the company. Based upon these factors, Mr. Regan was paid a base salary of $350,000 for 2002, and was awarded 6,000 shares of restricted stock. Mr. Regan informed the Compensation Committee prior to their determination of his annual compensation that he would forego any cash bonus for 2002.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limitations on the federal income tax deductibility of compensation paid to the company’s chief executive officer and to each of the other four most highly compensated executive officers of the company. Under these limitations, the company may deduct such compensation only to the extend that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by the company’s shareholders). Based on the company’s current compensation plans and policies and proposed regulations interpreting the Code, the company and the Compensation Committee believe that, for the near future, there is not a significant risk that the company will lose any significant tax deduction for executive compensation. The company’s compensation plans and policies will be modified to ensure full deductibility of executive compensation if the company and the Compensation Committee determine that such an action is in the best interests of the company.

The Compensation Committee

of the Board of Directors

Francis J. Aguilar

James P. Mullins

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors reviews the company’s auditing, accounting, financial reporting and internal control functions and selects and engages the company’s independent auditors. In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews the audited financial statements be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission; meets independently with the company’s director of internal audit, independent auditors and senior management; and reviews the general scope of the company’s accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, and auditor independence issues. The Audit Committee of the Board of Directors is composed of three directors and each of them is independent of the management of the company. The Audit Committee operates under a written charter adopted by the Board of Directors and attached to this proxy statement as Annex A.

Due to the company’s decision on October 18, 2002 to divest the Encoder Division, it became necessary to restate the company’s results in order to reflect the Encoder Division as a discontinued operation. Because Arthur Andersen LLP, the company’s previous independent auditing firm was no longer able to provide current assurance as to the validity of its previously issued opinions on the company’s financial statements for the fiscal years ended December 31, 2001 and 2000 it became necessary to engage KPMG LLP (“KPMG”), the company’s new independent auditors, to re-audit results for those years in order to obtain a current independent auditor opinion.

Prior to commencing the audits, the Committee discussed with KPMG the overall scope and plans for their audit. Upon completion of the audit, the Committee met with KPMG, with and without management present, to discuss the results of their examination, their evaluation of the company’s internal controls, and the overall quality of the company’s financial reporting.

The Committee reviewed with management and with KPMG the audited financial statements for the year ended December 31, 2002 and the re-audited financial statements for the years ended December 31, 2001 and 2000 including footnotes, as well as management’s discussion and analysis of results of operations included in the Annual Report on Form 10-K. The Committee also discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has received the written disclosures and the letter from KPMG as to that firm’s independence from management and the company, as required by the Independence Standards Board No. 1, and has discussed with KPMG their independence. The Committee has determined that the provision of the non-audit services by KPMG in 2002 is compatible with maintaining KPMG’s independence.

Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

Kenneth F. Kames, Chairman

James P. Mullins

Charles P. McCausland

Proposal 2

APPROVAL OF THE COMPANY’S 2003 INCENTIVE PLAN

The following discussion is qualified in its entirety by the text of the 2003 Incentive Plan, which is attached to this proxy statement as Annex B.

General

The market for qualified employees in the company’s market and industry is highly competitive. The Board of Directors believes that in this market, equity incentives are an indispensable component of compensation required to attract, motivate and retain a broad range of qualified employees. Accordingly, the company is proposing a new equity Incentive Plan. The company also wants to assure the deductibility to the company for tax purposes of certain equity incentives for its executive officers.

On December 10, 2002, the Board of Directors adopted, subject to stockholder approval, the Dynamics Research Corporation 2003 Incentive Plan (the “2003 Incentive Plan”). The Board of Directors believes that approval of the 2003 Incentive Plan will advance the interests of the company by providing eligible participants the opportunity to receive a broad variety of equity-based and cash incentives. A total of 400,000 shares of common stock have been reserved for issuance under the 2003 Incentive Plan, subject to adjustment as provided in the 2003 Incentive Plan.

As of December 31, 2002, 2,080,000 shares were reserved for issuance pursuant to options granted under the company’s 1993 and 2000 stock option plans and 12,309 shares were available for the grant of future options under the 1993 Plan and 91,407 shares were available for the grant of future options under the 2000 Plan. The company does not intend to grant any additional options under the 1993 Plan after April 2003. The company does plan to grant additional options for the remaining shares reserved under the 2000 Plan.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2002 concerning shares of the company’s common stock outstanding and available for issuance under the company’s existing compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders (1)	1,714,506	$9.56	759,240
Equity compensation plans not approved by security holders (2)(3)	250,000	$4.44	0

Total	1,964,506		759,240

(1)	Includes the number of shares subject to options issued under the following plans: 1993 Equity Incentive Plan, 1995 Stock Option Plan for Non-Employee Directors, 2000 Incentive Plan, 2000 Employee Stock Purchase Plan.

(2)	In 1999, the company granted Mr. Regan 250,000 non-qualified stock options to purchase shares of the company’s common stock. The option price is $4.44, which was the fair market value of the common stock at the date of grant. Twenty percent of the options vested immediately. An additional 20% vest in each successive year from the date of grant. The options expire 10 years from the date of grant.
(3)	On February 19, 2003, the Board of Directors authorized the grant of 100,000 non-qualified stock options as an inducement for the hiring of a new executive officer. The grant shall be made on April 7, 2003. The option price will be the fair market value of the common stock at the date of grant. The options will vest one-third on the first anniversary of employment and one-third on each successive anniversary. The options shall expire 10 years from the date of grant. These options are not reflected in the table above.

Summary of the 2003 Incentive Plan

The following is a summary description of the 2003 Incentive Plan. The 2003 Incentive Plan is attached to this proxy statement as Annex B. Stockholders should carefully review the full text of the plan.

Administration.    The 2003 Incentive Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the terms of the 2003 Incentive Plan, the Compensation Committee has authority to interpret the 2003 Incentive Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; proscribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the 2003 Incentive Plan. In the case of any award intended to be eligible for the performance-based compensation exception under Section 162(m), the Compensation Committee shall exercise its discretion consistent with qualifying the Award for that exception.

Eligibility and Participation.    In general, the Compensation Committee will select participants in the 2003 Incentive Plan from among key employees of the company and its affiliates who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the company’s success. The Compensation Committee also has discretion to select as participants members of the company’s Board of Directors and other persons who provide services to the company or its affiliates. The maximum number of shares for which stock options may be granted to any person in any calendar year, and the aggregate maximum number of shares of common stock which may be delivered to any person pursuant to Awards that are not stock options or stock appreciation rights are each limited to 265,000. In addition, no more than $1 million may be paid to any individual with respect to any single cash performance-based bonus, including cash performance-based bonuses ending in the same fiscal year. No Award of an incentive stock option (as defined below) may be granted under the 2003 Incentive Plan after December 9, 2012, but incentive stock options previously granted may extend beyond that date. Any of the company’s approximately 1,910 employees may be deemed by the Compensation Committee to qualify for Awards under the 2003 Incentive Plan.

Types of Awards.    The Compensation Committee, in its discretion, may award options to purchase common stock, stock appreciation rights, restricted or unrestricted common stock, promises to deliver stock or other securities in the future, awards of cash or stock earned by attaining performance criteria, cash bonuses, and cash bonuses or loans to help defray the costs of the foregoing awards.

Performance Criteria.    Awards under the 2003 Incentive Plan may be conditioned upon satisfaction of specified performance criteria. In the case of an Award that is intended to qualify for the performance-based compensation exception under Section 162(m), a so-called “Exempt Award,” the criteria used in connection with the Award shall be objectively determinable measures of performance relating to any of the following

(determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, contract, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; liabilities; costs; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales, contribution or gross margin of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; re-capitalizations, restructurings, financings (issuance of debt or equity) and re-financings; transactions that would constitute a change of control; or any combination of the forgoing. In the case of an Exempt Award (other than stock options or stock appreciation rights with an exercise price at least equal to the fair market value of the underlying common stock on the date of grant), the Compensation Committee will pre-establish the particular performance goals in writing no later than 90 days after the commencement of the period of service to which the performance relates (or earlier if so required under applicable regulations) and will certify prior to payment whether the performance goal or goals have been attained and such determination shall be final and conclusive. If the performance goal with respect to an Exempt Award is not attained, no other Award shall be provided in substitution. Where rights under an Award depend in whole or in part on attainment of performance objectives, actions by the company that have an effect, however material, on such performance objectives or on the likelihood that they will be achieved will not be deemed an amendment or alteration of the Award.

Deductibility of Performance Awards.    If the 2003 Incentive Plan is approved by the stockholders, certain payments to executive officers under the 2003 Incentive Plan will be eligible for treatment as “performance based” compensation under Section 162(m). Section 162(m) generally limits to $1 million the annual corporate income tax deduction for compensation which is not “performance-based” compensation paid to each of the chief executive officer and the four other highest paid executive officers of a publicly-held corporation. The 2003 Incentive Plan is intended to comply with Section 162(m) by allowing Awards granted under the 2003 Incentive Plan to qualify as performance-based compensation. Under current regulations, in those cases where an Award under the 2003 Incentive Plan would qualify for the Section 162(m) performance-based exception by reason of being conditioned upon one or more of the specific performance criteria described above under “Performance Criteria,” continued availability of the exception will depend upon reapproval by stockholders of the material terms of the performance criteria not later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved such terms.

Rules Applicable to Awards.    The company retains the right at any time to extinguish rights under an Award in exchange for payment in cash, common stock (subject to the limitation on the maximum number of shares available with respect to Awards) or other property on such terms as the Compensation Committee determines, provided the holder of the Award consents to such exchange. Except as the Compensation Committee otherwise expressly provides, Awards may not be transferred other than by will or by the laws of descent and distribution and, during the lifetime of a participant, an Award requiring exercise may be exercised only by the participant (or in the event of the participant’s incapacity, the person or persons legally appointed to act on the participant’s behalf).

Vesting of Awards.    The Compensation Committee may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless the Compensation Committee expressly provides otherwise, immediately upon the cessation of the participant’s employment or other service relationship with the company and its affiliates, an Award requiring exercise will cease to be exercisable, and all Awards to the extent not already fully vested will be forfeited, except that: (A) all stock options and stock appreciation rights held by a participant immediately prior to his or her death, to the extent then exercisable, will remain exercisable by such participant’s permitted transferee, for the lesser of (i) a one-year period ending with the first anniversary of the participant’s death or (ii) the period ending on the latest date on which such stock option or stock appreciation right could have been exercised and shall thereupon terminate; (B) all stock options and stock appreciation rights held by the participant immediately prior to the cessation of the participant’s employment or other service relationship for reasons other than death and except as provided in (C) below, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such stock option or stock appreciation rights could have been exercised, and shall thereupon terminate; and (C) all stock options and stock appreciation rights held by the participant whose cessation of employment or other service relationship is determined by the Compensation Committee in its sole discretion to result for reasons which cast such discredit on the participant so as to justify immediate termination of the Award shall immediately terminate upon such cessation.

Stock Options.    The Compensation Committee will determine the exercise price of each stock option provided that each stock option intended to qualify for the performance-based exception under Section 162(m) and each incentive stock option or ISO within the meaning of Section 422 of the Internal Revenue Code must have an exercise price equal to the fair market value of the common stock subject to the stock option, determined as of the date of grant. An ISO granted to a person who owns (or by application of attribution rules is deemed to own) more than 10% of the total combined voting power of all classes of stock of the company will have an exercise price equal to at least 110% of fair market value.

Effect of Certain Transactions.    Immediately prior to a consolidation or merger in which the company is not the surviving corporation or which results in the acquisition of directly or indirectly of a majority of either the then outstanding shares of common stock of the company or the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the company’s assets or a dissolution or liquidation of the company, all outstanding Awards will vest and become exercisable, all performance criteria and other conditions to Awards will be deemed satisfied, and all deferrals measured by reference to or payable in shares of stock will be accelerated. This will not occur in transactions where (i) the Awards have been assumed by or substituted for by the surviving or acquiring entity and (ii) the stock was acquired from the company or was acquired by an employee benefit plan (or related trust) sponsored or maintained by the company or any corporation controlled by the company or all or substantially all of the company’s stockholders immediately prior to the transaction beneficially own 50% or more of the common stock and voting control of the surviving entity in substantially the same proportions and a majority of the members of the board following the transaction were directors at the time of the approval of the transaction. Upon the consummation of these types of transactions, all Awards outstanding and requiring exercise will be forfeited unless assumed by an acquiring or surviving entity.

Equitable Adjustment.    In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the company’s capital structure, the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the 2003 Incentive Plan, subject to the maximum share limits under the 2003 Incentive Plan, to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, to any exercise prices relating to Awards, and to any other provision of Awards affected by such change. The Compensation Committee also may make such adjustments to take into account other distributions or events, if the Compensation Committee determines that adjustments are appropriate to avoid distortion in the operation of the 2003 Incentive Plan and to preserve the value of Awards. No such adjustment shall be made to the maximum share limits, or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception. No such adjustment shall be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Internal Revenue Code.

Amendment.    Subject to the Compensation Committee’s right to exercise its discretion consistent with qualifying Awards for the performance-based exception under Section 162(m), the Compensation Committee may at any time or times amend the 2003 Incentive Plan or any outstanding Award for any purpose which may at any time be permitted by law, or may at any time terminate the 2003 Incentive Plan as to any further grants of Awards. No such amendment will, without the approval of the stockholders of the company, effectuate a change for which stockholder approval is required in order for the 2003 Incentive Plan to continue to qualify under Section 422 of the Internal Revenue Code or for Awards to be eligible for the performance-based exception under Section 162(m). Also, once an award has been communicated in writing to a participant, the Compensation Committee may not, without the participant’s consent, alter the terms of the Award so as to affect adversely the participant’s rights under the Award, unless the Compensation Committee expressly reversed the right to do so in writing at the time of the communication.

Estimated Benefits.    The number of awards that will be made to the company’s chief executive officer and the other four most highly compensated executive officers pursuant to the 2003 Incentive Plan is within the discretion of the Compensation Committee and is therefore not determinable.

Federal Income Tax Consequences

The following discussion, based on the effective law as of December 31, 2002, summarizes federal income tax consequences associated with stock option Awards under the plan. This summary does not cover federal employment tax or other federal tax consequences, or state, local or non-U.S. tax consequences potentially associated with such awards nor does it address the tax consequences associated with other Awards under the plan.

In general, a participant realizes no taxable income and the company receives no deductions upon the grant of a stock option under the plan. The character of the stock option determines the tax consequences associated with the exercise of a stock option or the disposition of shares acquired upon exercise. In general, no taxable income for regular income tax purposes or deductions to the company result from an incentive stock option exercise. (However, if the value of the stock at exercise is greater than the option price, then the difference is potentially taxable to the participant for Alternative Minimum Tax purposes.) If the participant disposes of the shares after the later of two years from the date of grant or one year after exercise, the participant realizes a long-term capital gain or loss upon a subsequent sale, and the company receives no deduction. If a participant disposes of the shares purchased under an incentive stock option within these one- or two-year holding periods, the participant realizes ordinary income equal, in general, to the option spread at time of exercise, and the company receives a corresponding deduction.

In general, on the exercise of a non-qualified stock option a participant realizes ordinary income equal to the option spread, and the company receives a corresponding deduction. Upon a subsequent sale of the shares, a participant recognizes a capital gain or loss if the stock was held more than 12 months, for which the company receives no deduction. In general, the plan treats an incentive stock option exercised more than three months after termination of employment as a non-qualified stock option. The plan also treats incentive stock options as non-qualified stock options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value in excess of $100,000, determined at the date of grant.

For shares subject to a substantial risk of forfeiture, special tax rules may defer the recognition or measurement of income associated with the exercise of stock options under the restated equity Incentive Plan, or the disposition of shares acquired upon exercise.

Under Section 162(m) of the Internal Revenue Code, the company may not deduct more than $1 million for payments made to any of its five highest paid executive officers. However, no limits restrict other forms of employee compensation, including performance-based compensation. The company intends incentive stock options and non-qualified stock options awarded under the plan, if granted with an exercise price at least equal to the fair market value of the common stock on the date of grant, to qualify for the performance-based exception from the $1 million deduction limitation.

Under the so-called “golden parachute” provisions of the Internal Revenue Code, the company may have to value and take into account the vesting or accelerated exercisability of stock options in connection with a change in control of the company in determining whether participants received compensatory payments, contingent on the change in control that exceed limits set by the tax laws. If compensatory payments exceed these limits, a substantial portion of amounts payable to the participant, including payments taken into account by reason of the grant, vesting or exercise of options under the plan, may be subject to additional federal tax and may be nondeductible to the company.

The Board of Directors recommends a vote “FOR” the approval of the 2003 Incentive Plan.

Performance Graph

The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1997 in each of (i) the company’s common stock, (ii) the NASDAQ Stock Market—Composite U.S. Index and (iii) a Peer Group of companies as listed below: Display document in print layout to view Chart below:

AUDIT MATTERS

On June 28, 2002, the Audit Committee decided, with the approval of the company’s Board of Directors, to dismiss Arthur Andersen LLP (“Arthur Andersen”) as the company’s independent public accountants. The reports of Arthur Andersen on the company’s consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2001 and 2000 and the subsequent interim period through June 28, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference thereto in connection with its report on the company’s consolidated financial statements for such periods; and there were no reportable events as such term is used in Item 304(a)(1)(v) of Regulation S-K. The company provided Arthur Andersen with a copy of the foregoing disclosures and a letter from Arthur Andersen confirming its agreement with these disclosures was filed as an exhibit to the company’s current report on Form 8-K, filed with the Securities and Exchange Commission on July 12, 2002.

On July 2, 2002, the Audit Committee decided, with the approval of the company’s Board of Directors, to engage and appoint KPMG LLP (“KPMG”) as the company’s independent public accountants. During the fiscal years ended December 31, 2001 and 2000 and the subsequent interim period through July 2, 2002, the company did not consult with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s consolidated financial statements, or any other matter or reportable events set forth in Items 304(a)(2)(i) and (ii) of  Regulation S-K.

KPMG has served as the company’s independent auditors since 2002. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.

Fees charged to the company by independent auditors for the year 2002 and 2001 were as follows:

Type of Fee	2002	2001
Audit Fees (1)
KPMG, 2002 audit	$421,204	$—
KPMG, 2001 and 2000 re-audit	655,146	—
Arthur Andersen	9,500	234,000

Total Audit Fees	1,085,850	234,000

Audit-Related Fees (2)
KPMG	10,000	—

Tax Fees (3)
KPMG	7,000	—
Arthur Andersen	—	5,150

All Other Fees (4)
KPMG	18,650	—
Arthur Andersen	8,670	17,100

Total Fees Charged	$1,130,170	$256,250

(1)	Fees for audits of the company's annual financial statements and review of financial statements included in quarterly reports on Form 10-Q.
(2)	Fees for assurance and related services that are reasonably related to performance of the audit or review of financial statements and not reported under “Audit Fees”.
(3)	Fees for professional services related to tax compliance, tax advice or tax planning.
(4)	Fees paid by the company other than as reported above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely upon a review of these copies, we believe that during 2002 all filing requirements were met.

OTHER INFORMATION

Stockholder Proposals for 2004 Annual Meeting of Stockholders

Proposals of stockholders submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for consideration at the 2004 Annual Meeting of Stockholders must be received by the company no later than November 28, 2003 in order to be considered for inclusion in the company’s proxy materials for that meeting.

For proposals that stockholders intend to present at the 2004 Annual Meeting of Stockholders that will not be included in the company’s proxy materials, if the stockholder fails to notify the company of such intent on or before February 13, 2004, then the proxies that management solicits for the 2004 Annual Meeting will include discretionary authority to vote on the stockholder’s proposal, if it is properly presented at the meeting.

Other Business

The Board of Directors does not know of any business that will be presented to the Annual Meeting other than that referred to in the accompanying notice. If other business properly comes before the Annual Meeting, it is intended that the proxies will be voted in the discretion of the persons voting the proxies unless specific instructions to the contrary are given.

Form 10-K and Annual Report to Stockholders

A copy of the company’s Annual Report to Stockholders and of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission accompany this proxy statement. Copies of the exhibits to the company’s Annual Report on Form 10-K are available to stockholders, upon the payment of fees to cover the company’s cost in furnishing such exhibits, by writing to the Treasurer’s office, Dynamics Research Corporation, 60 Frontage Road, Andover, Massachusetts 01810-5498.

By the Order of the Board of Directors

Richard A. Covel Clerk

Andover, Massachusetts

April 11, 2003

Annex A

AUDIT COMMITTEE CHARTER

(Revised as of March 28, 2003)

The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring (1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements and (3) the independence and performance of the company’s internal and external auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ rules. In particular, the Chairman of the Audit Committee shall have accounting or related financial management expertise. The Board on the recommendation of the Nominating and Governance Committee shall appoint the members of the Audit Committee.

The Audit Committee shall have the authority to select the independent auditor, retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the company or the company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall at least annually, unless otherwise specified:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the company’s financial statements.

3.	Review an analysis prepared by the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the company’s financial statements, including a description of any transactions as to which management obtained Statements on Auditing Standards No. 50 letters.

4.	Review the company’s quarterly financial results prior to the filing of the company’s Form 10-Q.

5.	Review major changes to the company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

6.	Notify the Board of the selection and appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

7.	Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor. Review the experience and qualifications of the company’s senior finance executives.

8.	Approve the fees to be paid to the independent auditor.

9.	Establish guidelines for the retention of the independent auditor for any non-audit service. Current guidelines are set forth on Exhibit A attached to this Charter.

10.	Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

11.	Recommend to the Board guidelines for the company’s hiring of employees of the independent auditor who were engaged on the company’s account.

12.	Review the appointment and replacement of the senior internal auditing director.

13.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

14.	Meet with the independent auditor prior to the quarterly and year-end audits to review the planning and staffing of the audits.

15.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

16.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the company’s response to that letter. Such review should include:

(a)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

(b)	Any changes required in the planned scope of the internal audit.

(c)	The internal audit department responsibilities, budget and staffing.

17.	Review and approve the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

18.	Advise the Board with respect to the company’s policies and procedures regarding compliance with applicable laws and regulations and with the company’s Code of Ethics.

19.	Review with the company’s General Counsel legal matters that may have a material impact on the financial statements, the company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

20.	Meet with the chief financial officer, the senior internal auditing director and the independent auditor in separate executive sessions.

21.	Assess its performance of the duties specified in this charter and report its findings to the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the company’s Code of Conduct.

Exhibit A to Annex A

Guidelines for the retention of the independent auditor for non-audit services

Allowable Non-Audit Services

Foreign statutory audits

11K and ERISA audits

Carve-out audits in connection with divestitures

Tax compliance including preparation and filing returns

Tax counseling

Due diligence assistance in connection with M&A transactions

Providing “comfort letters” in connection with securities offerings

Litigation support involving disputes related to financial statements audited by the independent auditor

Unallowable Non-Audit Services

Information Technology consulting services

Human Resources consulting services

Management consulting services

Valuation services

M&A transaction structuring services

Annex B

DYNAMICS RESEARCH CORPORATION

2003 INCENTIVE PLAN

1.    ADMINISTRATION

Subject to the express provisions of the Plan, the Administrator has the authority to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to implement the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant’s consent, alter the terms of the Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception.

2.    LIMITS ON AWARD UNDER THE PLAN

a.	Number of Shares. A maximum of 400,000 shares of Stock may be delivered in satisfaction of Awards under the Plan. For purposes of the preceding sentence, shares that have been forfeited in accordance with the terms of the applicable Award and shares held back in satisfaction of the exercise price or tax withholding requirements from shares that would otherwise have been delivered pursuant to an Award shall not be considered to have been delivered under the Plan. Also, the number of shares of Stock delivered under an Award shall be determined net of any previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes.

b.	Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

c.	Option and SAR Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year, the maximum number of shares of Stock subject to SARs granted to any person in any calendar year and the aggregate maximum number of shares of Stock subject to other Awards that may be delivered (or the value of which may be paid) to any person in any calendar year under the Plan shall each be 265,000. For purposes of the preceding sentence, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m). Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan.

d.

Other Award Limits.    No more than $1,000,000 may be paid to any individual with respect to any Cash Performance Award (other than an Award expressed in terms of shares of Stock or units representing Stock, which shall instead be subject to the limit set forth in Section 2.c. above). In applying the dollar limitation of the preceding sentence: (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount.

3.    ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

4.    RULES APPLICABLE TO AWARDS

a.	All Awards

(1)    Terms of Awards. The Administrator shall determine the terms of all Awards subject to the limitations provided herein.

(2)    Performance Criteria. Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

(3)    Alternative Settlement. The Company may at any time extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 2) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

(4)    Transferability Of Awards. Except as the Administrator otherwise expressly provides, Awards may not be transferred other than by will or by the laws of descent and distribution and during a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

(5)    Vesting. Without limiting the generality of Section 1, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless the Administrator expressly provides otherwise:

(A)    immediately upon the cessation of the Participant’s employment or other service relationship with the Company and its Affiliates, all Awards (other than Stock Options and SARs) held by the Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to such cessation of employment or other service will be forfeited if not then vested and, where exercisability is relevant, will cease to be exercisable;

(B)    all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4.a.(5), and shall thereupon terminate;

(C)    except as provided in (D) below, all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to the cessation of the Participant’s employment or other service relationship for reasons other than death, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4.a.(5), and shall thereupon terminate; and

(D)    all Stock Options and SARs held by the Participant (or by a permitted transferee of the Participant under Section 4.a.(4)) whose cessation of employment or other service relationship is determined by the Administrator in its sole discretion to result from reasons which cast such discredit on the Participant so as to justify immediate termination of the Award shall immediately terminate upon such cessation.

(E)    unless the Administrator expressly provides otherwise, a Participant’s “employment or other service relationship with the Company and its Affiliates” will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant’s employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

(6)    Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements. In no event shall Stock be tendered or held back by the Company in excess of the minimum amount required to be withheld for Federal, state, and local taxes.

(7)    Dividend Equivalents. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award if and in such manner as it deems appropriate.

(8)    Rights Limited. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(9)    Section 162(m). The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended to so qualify. In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m), the Administrator shall pre-establish in writing one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to payment of any Performance Award intended to qualify as performance-based under Section 162(m), the Administrator shall certify whether the Performance Criteria have been attained, and such determination shall be final and conclusive. If the Performance Criteria with respect to any such Award are not attained, no other Award shall be provided in substitution of the Performance Award. The provisions of this Section 4.a.(9) shall be construed in a manner that is consistent with the regulations under Section 162(m).

b.	Awards Requiring Exercise

(1)    Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2)    Exercise Price. The Administrator shall determine the exercise price of each Stock Option; provided, that each Stock Option intended to qualify for the performance-based exception under Section 162(m) of the Code and each ISO must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option determined as of the date of grant. An ISO granted to an Employee described in Section 422(b)(5) of the Code must have an exercise price that is not less than 110% of such fair market value and must by its terms provide it is not exercisable after the expiration of five years from its date of grant.

(3)    Payment Of Exercise Price, If Any. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator (with the consent of the optionee of an ISO if permitted after the grant), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Award to the Company, payable on such terms as are specified by the Administrator, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

(4)    Grant of Stock Options. Each Stock Option awarded under the Plan shall be deemed to have been awarded as a non-ISO (and to have been so designated by its terms) unless the Administrator expressly provides for ISO treatment that the Stock Option is to be treated as an ISO. No ISO may be granted under the Plan after December 9, 2012, but ISOs previously granted may extend beyond that date.

c.	Awards Not Requiring Exercise

Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

5.    EFFECT OF CERTAIN TRANSACTIONS

a.	Mergers, etc.

Immediately prior to a Covered Transaction (other than an Excluded Transaction in which the outstanding Awards have been assumed or substituted for as provided below), all outstanding Awards shall vest and, if relevant, become exercisable, all Performance Criteria and other conditions to any Award shall be deemed satisfied, and all deferrals measured by reference to or payable in shares of Stock shall be accelerated. Upon consummation of a Covered Transaction, all Awards then outstanding and requiring exercise or delivery shall terminate unless assumed by an acquiring or surviving entity or its affiliate as provided below.

In the event of a Covered Transaction, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the acquiring or surviving entity or its affiliates on such terms as the Administrator determines.

b.	Changes In And Distributions With Respect To The Stock

(1)    Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 2.a. and to the maximum share limits described in Section 2.c., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2)    Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 5.a. and 5.b.(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made to the maximum share limits described in Section 2.c. or 2.d., or otherwise to an Award intended to be eligible for the performance- based exception under Section 162(m), except to the extent consistent with that exception, nor shall any change be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

(3)    Continuing Application of Plan Terms. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 5.b.(1) or 5.b.(2) above.

6.    LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

7.    AMENDMENT AND TERMINATION

Subject to the second and third sentences of Section 1, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; provided, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

8.    NON-LIMITATION OF THE COMPANY’S RIGHTS

The existence of the Plan or the grant of any Award shall not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

9.    GOVERNING LAW

The Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

10. DEFINED	TERMS

The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

“Administrator”: The Committee. With respect to ministerial tasks deemed appropriate by the Committee, the term “Administrator” shall also include such persons (including Employees) to whom the Committee shall have delegated such tasks.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: Any or a combination of the following:

(i)	Stock Options.
(ii)	SARs.
(iii)	Restricted Stock.
(iv)	Unrestricted Stock.
(v)	Deferred Stock.
(vi)	Cash Performance Awards.
(vii)	Other Performance Awards.
(viii)	Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant.

“Board”: The Board of Directors of the Company.

“Cash Performance Award”: A Performance Award payable in cash. The right of the Company under Section 4.a.(3) to extinguish an Award in exchange for cash or the exercise by the Company of such right shall not make an Award otherwise not payable in cash a Cash Performance Award.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: The Compensation Committee of the Board. In the case of Awards granted to officers of the Company, the Committee shall be comprised solely of two or more outside directors within the meaning of Section 162(m).

“Company”: Dynamics Research Corporation.

“Covered Transaction”: Any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in any individual, entity or “group” (within the meaning of section 13(d) of the Securities Exchange Act of 1934) acquiring the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) directly or indirectly of more than 50% of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company.

“Deferred Stock”: A promise to deliver Stock or other securities in the future on specified terms.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Excluded Transaction”: A Covered Transaction in which (i) the shares of common stock of the Company or the voting securities of the Company entitled to vote generally in the election of directors are acquired directly from the Company; or (ii) the shares of common stock of the Company or the voting securities of the Company entitled to vote generally in the election of directors are acquired by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iii) (a) the beneficial owners of the outstanding shares of common stock of the Company, and of the securities of the Company entitled to vote generally in the election of directors, immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportions immediately following such transaction more than 50% of the outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) resulting from such transaction excluding such ownership as existed prior to the transaction and (b) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the board of directors at the time of the execution of the initial agreement, or of the action of the Board, authorizing such transaction.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

“Participant”: An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall mean an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project, contract or geographical basis or in combinations thereof): (i) sales; revenues; assets; liabilities; costs; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; working capital requirements; stock price; stockholder return; sales, contribution or gross margin, of particular products or services; particular operating or financial ratios; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“Plan”: The Dynamics Research Corporation 2003 Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

“Section 162(m)”: Section 162(m) of the Code.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Stock”: Common Stock of the Company, par value $ .10 per share.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

                                      PROXY
                          DYNAMICS RESEARCH CORPORATION
                  Annual Meeting of Stockholders - May 14, 2003

     The undersigned hereby appoints John S. Anderegg, Jr., Elise P. Caffrey and
Richard A. Covel and each of them as proxies, with full power of substitution and re-substitution to each and hereby authorizes them to represent and to vote as designated on the reverse side, at the Annual Meeting of Stockholders of
Dynamics Research Corporation (the "Company") on May 14, 2003 at 2:00 P.M.
Boston time, and at any adjournments thereof, all of the shares of the Company held of record by the undersigned on March 24, 2003 which the undersigned would be entitled to vote if personally present.

                (Continued and to be signed on the reverse side)

                        ANNUAL MEETING OF SHAREHOLDERS OF

                          DYNAMICS RESEARCH CORPORATION

                                  May 14, 2003

                           Please date, sign and mail

                             your proxy card in the

                            envelope provided as soon

                                  as possible.

                Please detach and mail in the envelope provided.

--------------------------------------------------------------------------------

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2:
         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

1. Fixing the number of Directors and Election of the Class I Directors listed below

                                                NOMINEES:

[ ] FOR ALL NOMINEES           o Lieutenant General (ret.) Charles P. McCausland
                               o General (ret.) James P. Mullins
[ ] WITHHOLD AUTHORITY
    FOR ALL NOMINEES

[ ] FOR ALL EXCEPT
    (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: [X]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

                                                     FOR   AGAINST   ABSTAIN
2. Approval of the company's 2003 incentive plan     [ ]     [ ]        [ ]

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. EVERY PROPERLY SIGNED PROXY
WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS
GIVEN, PROXIES WILL BE VOTED FOR ITEMS 1 AND 2. IN THEIR DISCRETION, THE PROXIES
ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE
MEETING.

Signature of Shareholder __________________________________ Date: _____________

Signature of Shareholder __________________________________ Date: _____________

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.